Exhibit 23.2
                                                                    ------------

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
The Town Bank:


We consent to the use in the Registration Statement on Form S-4 filed by Community Partners Bancorp of our report dated February 7, 2005, with respect to the balance sheets of The Town Bank as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, included herein, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.





                                  /s/ KPMG LLP




Short Hills, New Jersey
November 4, 2005